Exhibit (j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------


We hereby consent to the incorporation by reference in this Registration Statement of DWS Global/International Fund, Inc. (formerly Global/International Fund, Inc.) on Form N-1A ("Registration Statement") of our report dated October 19, 2006 relating to the financial statements and financial highlights which appears in the August 31, 2006 Annual Report to Shareholders of DWS Global Thematic Fund (formerly Scudder Global Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Financial Statements" and "Independent Registered Public Accounting Firm" in such Registration Statement.


/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
November 28, 2006